Exhibit 99.1

Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com

News Release

FOR IMMEDIATE RELEASE

For Information:	Michael J. Zugay, Chief Financial Officer
412 227 2231
ZugayMJ@koppers.com

Koppers Holdings Inc. Reports First Quarter 2016 Results

Q1 2016 Reported EPS of ($0.06); Adjusted(1) EPS of $0.28 Compares Favorably to Prior Year of $0.03

Company Reaffirms 2016 Adjusted EPS Guidance of $1.85 to $2.10

PITTSBURGH, May 6, 2016 – Koppers Holdings Inc. (NYSE: KOP), an integrated global provider of treated wood products, wood treatment chemicals and carbon compounds, today reported consolidated sales of $346.8 million for the first quarter of 2016, a decrease of 12.8 percent, or $51 million, from sales of $397.8 million in the prior year quarter.  The sales decline was primarily related to Carbon Materials and Chemicals (CMC), driven by lower sales volumes for carbon pitch and carbon black feedstock, combined with lower sales prices for carbon black feedstock and naphthalene.  The sales volume reductions for CMC were mainly in North America as a result of reductions in aluminum capacity in the fourth quarter of 2015.

Net loss attributable to Koppers for the quarter was $1.3 million, or $0.06 per diluted share compared to a loss of $3.4 million, or $0.16 per share in the prior year quarter.  Adjusted net income and adjusted earnings per share (EPS) were $5.9 million and $0.28 per share for the first quarter of 2016 compared to adjusted net income of $0.6 million and $0.03 per share in the prior year quarter.

Adjustments to pre-tax income for the first quarter of 2016 totaled $11.6 million and consisted primarily of restructuring expenses.  For the prior year quarter, adjustments to pre-tax income amounted to $4.4 million and were mainly due to restructuring expenses, partially offset by a gain on the sale of a non-core business.

The Performance Chemicals (PC) business reported strong operating profitability as the trends for residential remodeling and existing home sales have continued to be positive, as well as higher construction activities due to favorable weather conditions.  The results for the Railroad and Utility Products and Services (RUPS) business slightly declined due to a combination of lower demand in our rail joint product line caused by reductions in capital budgets for most North American Class I railroads, and the discontinuance of toll treating services provided to the acquirer of our U.S. utility pole business during 2015.  CMC operating profitability, on an adjusted basis, was relatively flat compared to the prior year quarter as decreased volumes and lower selling prices of certain products were almost entirely offset by cost savings recognized through restructuring efforts and lower raw material costs.

Commenting on the quarter, Leroy Ball, president and CEO of Koppers, said, ”I am pleased that we delivered solid results in the first quarter considering the persistent headwinds that we continue to face.  Performance Chemicals had a tremendous quarter due to unseasonably higher demand and while I anticipate continued strong performance from this segment in 2016, I do not expect a continuation of the rate of year-over-year outperformance that we saw in the first quarter.  It was nice to see that core crosstie volumes in the first quarter were in line with last year, but we are now expecting a modest drop in demand in the remainder of the year as the Class I railroads have tightened their spending programs for 2016.  We continue to make progress on our restructuring efforts in CMC as evidenced by our ability to generate relatively flat EBITDA despite sustaining a 32 percent drop in sales.  I expect an acceleration in earnings to begin in CMC during the second half of the year when we will be further along with our cost saving initiatives.”

Mr. Ball added, ”Another positive development is our recent credit facility amendment that provides for additional room in our financial covenants. While this provides us with more financial flexibility, we remain intensely focused on delivering on our commitment to improve our balance sheet through the reduction of debt.  Keeping our total debt level in the first quarter flat with year-end 2015 was a considerable accomplishment considering the typical demands on working capital early in the year and was in line with our expectations.”

Summary of First-Quarter Financial Performance:

•

Sales for PC of $88.0 million increased by $6.5 million, or 8 percent, compared to sales of $81.5 million in the prior year quarter.  This sales growth was due to higher demand in the U.S., driven primarily by favorable market trends in residential remodeling and existing home sales, as well as warmer weather conditions allowing for more construction activities.  Adjusted EBITDA margin of 20.3 percent for the first quarter significantly exceeded 14.2 percent in the prior year quarter, due mainly to higher sales volumes that led to greater absorption of fixed costs and lower raw material costs.

•

Sales for RUPS of $151.4 million decreased by $6.7 million, or 4 percent, compared to sales of $158.1 million in the prior year quarter.  The lower sales volumes were due to a combination of reduced demand in rail joints, softness in the utility pole business in Australia, the discontinuance of toll treating services provided to the acquirer of our U.S. utility business during 2015, and foreign exchange translation.  Adjusted EBITDA margin for the first quarter was 12.3 percent compared to 13.0 percent in the prior year period.

•

Sales for CMC totaling $107.4 million decreased by 32.1 percent, or $50.8 million, compared to sales of $158.2 million in the prior year quarter.  The sales decline reflects lower volumes for carbon pitch in North America and China, combined with lower sales prices for carbon pitch, carbon black feedstock and naphthalene which have been affected by lower oil prices, partially offset by increased sales volumes of phthalic anhydride.  CMC sales also included a negative impact of approximately $2.4 million from foreign currency translation.  Adjusted EBITDA margin for the first quarter was negative 2.6 percent compared with negative 1.6 percent in the prior year quarter.

•

Adjusted EBITDA was $33.3 million compared to $26.9 million in the first quarter of 2015, due mainly to higher profitability from the PC business, which more than offset the lower earnings from CMC and RUPS.

•

Items excluded from adjusted EBITDA consisted of $8.5 million of pre-tax charges, and adjusted net income and adjusted EPS for the quarter excluded $11.6 million of pre-tax charges, both of which related primarily to restructuring expenses.

2016 Outlook

The company is reaffirming its outlook and expects to generate sales of approximately $1.5 billion for 2016.  Adjusted EBITDA is anticipated to be in the range of $160 to $168 million, compared with a prior forecast of $158 to $168 million.  Adjusted EPS is projected to be between $1.85 and $2.10, compared with the previous range of $1.80 to $2.10 as stronger performance from Performance Chemicals is expected to continue and offset a projected softening in treated crosstie volumes.  This forecast is based on an underlying assumption that crude oil prices will average approximately $35 per barrel.

Additionally, the company continues to expect capital expenditures to be $40 to $45 million in 2016.  Regarding debt reduction, the company maintains its targeted range of $85 to $110 million debt reduction in 2016, which is consistent with its goal of paying down debt by $200 to $225 million over the 2015-2016 period.

For the company’s 2016 guidance, adjusted EBITDA and adjusted EPS excludes restructuring, impairment, non-cash LIFO charges, and non-cash mark-to-market commodity hedging.  The forecasted amounts for these items are not determinable, but may be significant.  For that reason, the company is unable to provide GAAP earnings estimates at this time; however, definitions and reconciliations for historical non-GAAP measures presented herein are provided per footnote 1 below.

Agreement to Sell U.K. Properties and Assets

Koppers has executed a definitive agreement for the sale of its tar distillation properties and assets in the United Kingdom.  The company expects the sale to close sometime during the second quarter of 2016, subject to certain closing conditions.

During the first quarter, the company announced the closure of its Port Clarence and Scunthorpe tar distillation facilities in the U.K., and as part of further streamlining the CMC operating footprint, the related real property at these locations are being sold to U.K.-based Industrial Chemicals Group Limited (ICGL).

The terms of the agreement provide for the transfer of essentially all assets at the two sites to ICGL in exchange for ICGL assuming all historical environmental-related liabilities at both sites.  In addition, Koppers is making a modest cash contribution towards the environmental remediation that will be ratably released from escrow over the next three years.  Closing of the sale is subject to certain closing conditions, including the transfer of environmental permits to ICGL which is expected to occur during the second quarter of 2016.

As part of the transaction, in order to enable Koppers to continue to meet its customer obligations, ICGL has agreed to provide terminal services to Koppers U.K. Limited for the storage and shipping of coal tar, as well as production services to Koppers Specialty Chemicals.

Commenting on the agreement Mr. Ball said, “This is a transaction that makes perfect sense for us as it caps our exposure to the potential costs of closing the two facilities while allowing us to sharpen our focus towards the other major components of our CMC restructuring plan.”

Investor Conference Call and Web Simulcast

Koppers management will conduct a conference call this morning, beginning at 11:00 AM Eastern Time to discuss the company’s performance.  Presentation materials will be available online at least 15 minutes before the call.  Interested parties may access the live audio broadcast by dialing 888 378 0320 in the United States/Canada, or 719 325 2420 for international, Conference ID number 9402435. Investors are requested to access the call at least five minutes before the scheduled start time in order to complete a brief registration. An audio replay will be available approximately two hours after the completion of the call at 888 203 1112 or +1 719 457 0820, Conference ID number 9402435. The recording will be available for replay through May 20, 2016.

The live broadcast of the Koppers conference call will be available online: http://edge.media-server.com/m/p/3edehggh. (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your Internet browser's URL address field.)

If you are unable to participate during the live webcast, the call will be archived on www.koppers.com and www.streetevents.com shortly after the live call and continuing through May 20, 2016.

About Koppers

Koppers, with corporate headquarters in Pittsburgh, Pennsylvania, is an integrated global provider of treated wood products, wood treatment chemicals and carbon compounds.  Our products and services are used in a variety of niche applications in a diverse range of end-markets, including the railroad, specialty chemical, utility, residential lumber, agriculture, aluminum, steel, rubber, and construction industries.  Including our joint ventures, we serve our customers through a comprehensive global manufacturing and distribution network, with facilities located in North America, South America, Australasia, China and Europe.  The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol "KOP."  For more information, visit us on the Web: www.koppers.com. Questions concerning investor relations should be directed to Michael J. Zugay at 412 227 2231 or Quynh McGuire at 412 227 2049.

Safe Harbor Statement

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about sales levels, acquisitions, restructuring, declines in the value of Koppers assets and the effect of any resulting impairment charges, profitability and anticipated expenses and cash outflows.  All forward-looking statements involve risks and uncertainties. All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “believe,” “anticipate,” “expect,” “estimate,” “may,” “will,” “should,” “continue,” “plans,” “potential,” “intends,” “likely,” or other similar words or phrases are generally intended to identify forward-looking statements.  Any forward-looking statement contained herein, in other press releases, written statements or other documents filed with the Securities and Exchange Commission, or in Koppers communications with and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, regarding expectations with respect to sales, earnings, cash flows, operating efficiencies, restructurings, the benefits of acquisitions, divestitures, joint ventures or other matters as well as financings and debt reduction, are subject to known and unknown risks, uncertainties and contingencies.  Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements.  Factors that might affect such forward-looking statements, include, among other things, the impact of changes in commodity prices, such as oil and copper, on product margins; general economic and business conditions; potential difficulties in protecting our intellectual property; the ratings on our debt and our ability to repay or refinance our outstanding indebtedness as it matures; our ability to operate within the limitations of our debt covenants; potential impairment of our goodwill and/or long-lived assets; demand for Koppers goods and services; competitive conditions, interest rate and foreign currency rate fluctuations; availability and costs of key raw materials; unfavorable resolution of claims against us,  as well as those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly our latest annual report on Form 10-K and quarterly report on Form 10-Q.  Any forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

(1)

See the attached tables for the following reconciliations of non-GAAP financial measures included in this press release: Unaudited Reconciliation of Net Income Attributable to Koppers and Adjusted Net Income; Unaudited Reconciliation of Diluted Earnings Per Share and Adjusted Earnings Per Share; and Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA.

Koppers Holdings Inc.

Unaudited Consolidated Statement of Operations

(Dollars in millions, except per share amounts)

	Three Months Ended March 31,
	2016	2015
Net sales	$346.8	$397.8
Cost of sales (excluding items below)	288.5	343.5
Depreciation and amortization	15.1	14.4
Gain on sale of business	0.0	(3.2)
Impairment and restructuring charges	5.1	3.3
Selling, general and administrative expenses	30.3	31.8
Operating profit	7.8	8.0
Other income	1.6	0.2
Interest expense	12.3	13.0
Loss before income taxes	(2.9)	(4.8)
Income tax benefit	(0.5)	(0.6)
Loss from continuing operations	(2.4)	(4.2)
Income from discontinued operations, net of tax expense of $0.2 and $0.0	0.6	0.0
Net loss	(1.8)	(4.2)
Net loss attributable to noncontrolling interests	(0.5)	(0.8)
Net loss attributable to Koppers	$(1.3)	$(3.4)
(Loss) earnings per common share attributable to Koppers common shareholders:
Basic -
Continuing operations	$(0.09)	$(0.16)
Discontinued operations	0.03	0.00
Loss per basic common share	$(0.06)	$(0.16)
Diluted -
Continuing operations	$(0.09)	$(0.16)
Discontinued operations	0.03	0.00
Loss per diluted common share	$(0.06)	$(0.16)
Comprehensive income (loss)	$7.2	$(14.3)
Comprehensive loss attributable to noncontrolling interests	(0.5)	(0.8)
Comprehensive income (loss) attributable to Koppers	$7.7	$(13.5)
Weighted average shares outstanding (in thousands):
Basic	20,582	20,512
Diluted	20,582	20,512

Koppers Holdings Inc.

Unaudited Consolidated Balance Sheet

(Dollars in millions, except per share amounts)

	March 31, 2016	December 31, 2015
Assets
Cash and cash equivalents	$15.6	$21.8
Accounts receivable, net of allowance of $6.9 and $6.5	168.6	155.0
Income tax receivable	7.9	4.6
Inventories, net	236.1	226.4
Loan to related party	9.5	9.5
Other current assets	27.0	27.0
Total current assets	464.7	444.3
Property, plant and equipment, net	278.8	277.8
Goodwill	187.6	186.6
Intangible assets, net	153.5	156.1
Deferred tax assets	35.0	36.6
Other assets	10.1	11.5
Total assets	$1,129.7	$1,112.9
Liabilities
Accounts payable	$149.2	$140.8
Accrued liabilities	99.6	99.8
Current maturities of long-term debt	42.4	39.9
Total current liabilities	291.2	280.5
Long-term debt	683.7	682.4
Accrued postretirement benefits	53.0	53.6
Deferred tax liabilities	6.0	5.7
Other long-term liabilities	100.1	103.1
Total liabilities	1,134.0	1,125.3
Commitments and contingent liabilities
Equity
Senior Convertible Preferred Stock, $0.01 par value per share; 10,000,000 shares authorized; no shares issued	0.0	0.0
Common Stock, $0.01 par value per share; 80,000,000 shares authorized; 22,097,448 and 22,015,994 shares issued	0.2	0.2
Additional paid-in capital	169.0	167.8
Accumulated deficit	(55.3)	(54.0)
Accumulated other comprehensive loss	(70.8)	(79.8)
Treasury stock, at cost, 1,475,176 and 1,459,164 shares	(53.0)	(52.7)
Total Koppers shareholders’ deficit	(9.9)	(18.5)
Noncontrolling interests	5.6	6.1
Total deficit	(4.3)	(12.4)
Total liabilities and deficit	$1,129.7	$1,112.9

Koppers Holdings Inc.

Unaudited Consolidated Statement of Cash Flows

(Dollars in millions)

	Three Months Ended March 31,
	2016	2015
Cash provided by (used in) operating activities:
Net loss	$(1.8)	$(4.2)
Adjustments to reconcile net cash provided by operating activities:
Depreciation and amortization	15.1	14.4
Impairment charges	0.0	3.3
Gain on sale of business	0.0	(3.2)
Deferred income taxes	0.1	(1.6)
Equity loss, net of dividends received	0.5	0.5
Change in other liabilities	(2.7)	0.7
Non-cash interest expense	0.9	0.9
Stock-based compensation	1.1	0.7
Deferred revenue	(0.1)	0.0
Other	2.1	1.8
Changes in working capital:
Accounts receivable	(10.3)	3.1
Inventories	(5.2)	4.8
Accounts payable	7.0	24.2
Accrued liabilities	(5.6)	(21.7)
Other working capital	1.4	(4.0)
Net cash provided by operating activities	2.5	19.7
Cash (used in) provided by investing activities:
Capital expenditures	(8.6)	(7.0)
Acquisitions, net of cash acquired	0.0	(15.3)
Net cash proceeds from divestitures and asset sales	0.3	12.3
Net cash used in investing activities	(8.3)	(10.0)
Cash provided by (used in) financing activities:
Borrowings of revolving credit	113.2	148.1
Repayments of revolving credit	(103.1)	(176.5)
Repayments of long-term debt	(7.5)	(6.6)
Repurchases of Common Stock	(0.3)	(0.3)
Payment of deferred financing costs	0.0	(0.1)
Dividends paid	0.0	(6.8)
Net cash provided by (used in) financing activities	2.3	(42.2)
Effect of exchange rate changes on cash	(2.7)	7.2
Net decrease in cash and cash equivalents	(6.2)	(25.3)
Cash and cash equivalents at beginning of period	21.8	51.1
Cash and cash equivalents at end of period	$15.6	$25.8

Unaudited Segment Information

The following tables set forth certain sales and operating data, net of all intersegment transactions, for the company’s businesses for the periods indicated.

	Three Months Ended March 31,
	2016	2015

Net sales:
Railroad and Utility Products and Services	$151.4	$158.1
Carbon Materials and Chemicals	107.4	158.2
Performance Chemicals	88.0	81.5

Total	346.8	397.8
Operating (loss) profit:
Railroad and Utility Products and Services	13.5	15.4
Carbon Materials and Chemicals	(17.6)	(10.9)
Performance Chemicals	12.6	6.4
Corporate Unallocated	(0.7)	(2.9)

Total	7.8	8.0
Depreciation and amortization:
Railroad and Utility Products and Services	3.2	3.5
Carbon Materials and Chemicals	7.1	6.2
Performance Chemicals	4.8	4.7

Total	15.1	14.4
Other (loss) income:
Railroad and Utility Products and Services	(0.2)	0.1
Carbon Materials and Chemicals	(0.2)	(0.6)
Performance Chemicals	1.7	0.5
Corporate Unallocated	0.3	0.2

Total	1.6	0.2
Adjusted EBITDA(1):
Railroad and Utility Products and Services	18.6	20.6
Carbon Materials and Chemicals	$(2.8)	$(2.6)
Performance Chemicals	17.9	11.6
Corporate Unallocated	(0.4)	(2.7)

Total	$33.3	$26.9
Adjusted EBITDA margin(2):
Railroad and Utility Products and Services	12.3%	13.0%
Carbon Materials and Chemicals	(2.6%)	(1.6%)
Performance Chemicals	20.3%	14.2%
Total	9.6%	6.8%

(1)	The tables below describe the adjustments to EBITDA for the quarters and years ended March 31, 2016 and 2015, respectively.
(2)	Adjusted EBITDA as a percentage of GAAP revenues.

Adjustments to EBITDA
	Q1 2016

	COGS	I&R	SGA	Total
RUPS adjustments
Treating plant closure	$—	$1.3	$—	$1.3
Net loss (gain) on sale of business	$—	$0.8	$—	$0.8
	$—	$2.1	$—	$2.1
CMC adjustments
North American restructuring	$2.6	$0.6	$—	$3.2
European restructuring	$3.4	$1.7	$0.1	$5.2
China restructuring	$—	$0.7	$—	$0.7
Non-cash LIFO	$(1.5)	$—	$—	$(1.5)
	$4.5	$3.0	$0.1	$7.6
PC adjustments
Escrow recovery	$(1.0)	$—	$—	$(1.0)
Mark-to-market commodity hedging (non-cash)	$(0.2)	$—	$—	$(0.2)
	$(1.2)	$—	$—	$(1.2)

Total adjustments	$3.3	$5.1	$0.1	$8.5

Adjustments to EBITDA
	Q1 2015

	COGS	I&R	SGA	Total
RUPS adjustments
Treating plant closure	$0.1	$3.3	$—	$3.4
Net loss (gain) on sale of business	$(2.3)	$—	$—	$(2.3)
Non-cash LIFO	$0.5	$—	$—	$0.5
	$(1.7)	$3.3	$—	$1.6

CMC adjustments
North American restructuring	$0.3	$—	$1.7	$2.0
European restructuring	$0.5	$—	$0.1	$0.6
China restructuring	$—	$—	$—	$—
Non-cash LIFO	$0.1	$—	$—	$0.1
	$0.9	$—	$1.8	$2.7

Total adjustments	$(0.8)	$3.3	$1.8	$4.3

Koppers believes that adjusted EBITDA, adjusted EBITDA margin, adjusted net income, and adjusted earnings per share provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends and facilitates comparisons between periods and with other corporations in similar industries. The exclusion of certain items permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that Koppers management internally assesses the company’s performance.

Although Koppers believes that these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures.

Adjustments to Pre-Tax Income
	Q1 2016

	COGS	I&R	D&A	SGA	Total
RUPS adjustments
Treating plant closure	$—	$1.3	$—	$—	$1.3
Net loss (gain) on sale of business	$—	$0.8	$0.1	$—	$0.9
	$—	$2.1	$0.1	$—	$2.2
CMC adjustments
North American restructuring	$2.6	$0.6	$2.7	$—	$5.9
European restructuring	$3.4	$1.7	$0.1	$0.1	$5.3
China restructuring	$—	$0.7	$0.2	$—	$0.9
Non-cash LIFO	$(1.5)	$—	$—	$—	$(1.5)
	$4.5	$3.0	$3.0	$0.1	$10.6
PC adjustments
Escrow recovery	$(1.0)	$—	$—	$—	$(1.0)
Mark-to-market commodity hedging (non-cash)	$(0.2)	$—	$—	$—	$(0.2)
	$(1.2)	$—	$—	$—	$(1.2)

Total adjustments	$3.3	$5.1	$3.1	$0.1	$11.6

Adjustments to Pre-Tax Income
	Q1 2015

	COGS	I&R	D&A	SGA	Total
RUPS adjustments
Treating plant closure	$0.1	$3.3	$0.2	$—	$3.6
Net loss (gain) on sale of business	$(2.3)	$—	$—	$—	$(2.3)
Non-cash LIFO	$0.5	$—	$—	$—	$0.5
	$(1.7)	$3.3	$0.2	$—	$1.8

CMC adjustments
North American restructuring	$0.3	$—	$—	$1.7	$2.0
European restructuring	$0.5	$—	$(0.1)	$0.1	$0.5
China restructuring	$—	$—	$—	$—	$—
Non-cash LIFO	$0.1	$—	$—	$—	$0.1
	$0.9	$—	$(0.1)	$1.8	$2.6

Total adjustments	$(0.8)	$3.3	$0.1	$1.8	$4.4

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(In millions)

	Three Months Ended March 31,
	2016	2015
Net (loss) income	$(1.8)	$(4.2)
Interest expense	12.3	13.0
Depreciation and amortization	15.4	14.4
Income taxes	(0.5)	(0.6)
Loss (income) from discontinued operations	(0.6)	—

EBITDA with noncontrolling interests	24.8	22.6

Unusual items impacting net (loss) income (1)
Impairment, restructuring and plant closure costs	10.4	6.0
(Gain) loss on sale of business	0.8	(2.3)
Mark-to-market commodity hedging (non-cash)	(0.2)	—
Escrow recovery	(1.0)	—
Non-cash LIFO expense (benefit)	(1.5)	0.6

Total adjustments to EBITDA	8.5	4.3
Adjusted EBITDA with noncontrolling interests	$33.3	$26.9

(1)	Refer to adjustments under Unaudited Segment Information.

UNAUDITED RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KOPPERS AND ADJUSTED NET INCOME

(In millions)

	Three Months Ended March 31,
	2016	2015
Net (loss) attributable to Koppers	$(1.3)	$(3.4)

Items impacting pre-tax income (loss) (1)
Impairment, restructuring and plant closure costs	13.4	6.1
(Gain) loss on sale of business	0.9	(2.3)
Mark-to-market commodity hedging (non-cash)	(0.2)	—
Escrow recovery	(1.0)	—
Non-cash LIFO expense (benefit)	(1.5)	0.6
Net charges to pre-tax income	11.6	4.4
Income tax and noncontrolling interests	(3.8)	(0.4)
Effect on adjusted net income (loss)	7.8	4.0

Adjusted net income (loss) including discontinued operations	6.5	0.6
Discontinued operations	(0.6)	—

Adjusted net income (loss)	$5.9	$0.6

UNAUDITED RECONCILIATION OF DILUTED EARNINGS PER SHARE AND

ADJUSTED EARNINGS PER SHARE

(In millions except share amounts)

	Three Months Ended March 31,
	2016	2015
Net (loss) attributable to Koppers	$(1.3)	$(3.4)

Adjusted net income (loss) including discontinued operations (from above)	$6.5	$0.6

Adjusted net income (loss) (from above)	$5.9	$0.6

Denominator for diluted earnings per share (in thousands)	20,582	20,512

(Loss) earnings per share:
Diluted (loss) earnings per share	$(0.06)	$(0.16)
Adjusted earnings (loss) per share including discontinued operations	$0.31	$0.03
Adjusted earnings (loss) per share	$0.28	$0.03